Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207207 on Form S-8 and Registration Statement No. 333-214368 on Form S-3 of our reports dated February 28, 2017, relating to the 2016 consolidated and combined financial statements of PJT Partners Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the basis of presentation), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

New York, New York

February 28, 2017